Exhibit 99.1

16233 Kenyon Ave, Suite 210 Lakeville MN 55044 952-241-3103 main • 952-898-3571 fax www.aspirityholdings.com

August 17, 2015	PRESS RELEASE

Aspirity Reports Financial Results for 2015’s Second Quarter and First Half;

Revises Guidance for 2015

LAKEVILLE, MN – Aspirity Holdings LLC (“Aspirity” or the “Company”) formerly known as Twin Cities Power Holdings, LLC (“TCPH”) today announced its financial results for the second quarter and first half ended June 30, 2015:

•	Total revenues for Q2 2015 were $9,114,000 compared to $6,532,000 for the same period in 2014, an increase of 40%.
o	For the first half, revenues were $25,341,000, down 30% from $36,453,000 for the same period in 2014.

•	For Q2 2015, the operating loss totaled $2,531,000, down from very modest operating income of $4,000 in Q2 2014.
o	For the first half of 2015, the operating loss was $1,119,000 compared to operating income of $12,316,000 for the same period in 2014.

•	The comprehensive loss for 2015’s second quarter totaled $3,644,000 compared to a loss of $590,000 in the comparable period of 2014.
o	For the first half of 2015, the comprehensive loss was $2,410,000 compared to comprehensive income of $11,165,000 for the same period in 2014.

•	The ratio of earnings to fixed charges[1] for the trailing 12 months ended June 30, 2015 was -0.08 times. However, our unrestricted cash balances increased to $5,083,000 as of June 30, 2015 from $2,397,000 at December 31, 2014 and $2,976,000 as of June 30, 2014.

•	With respect to our balance sheet:
o	At June 30, 2015, our liquidity ratio (unrestricted cash, cash in trading accounts, and trade receivables divided by total assets) declined to 63.5% compared to 81.5% at December 31, 2014;
o	Our debt-to-total capital ratio (total debt divided by total debt plus equity) increased to 120.8% at June 30, 2015 from 87.7% at December 31, 2014; and
o	Our debt-to-equity ratio (total debt divided by total equity) was not meaningful at June 30, 2015 compared to 7.15 times at December 31, 2014.

•	We expect that revenues for 2015 will now be in a range of $55 to $65 million, down from guidance published in the first quarter of $70 to $80 million. This is based on the adjustment for the sale of TCP/Summit and management’s assessment of wholesale and retail electricity market conditions, but excluding the effects of the disposition of Krieger Enterprises. For the year, we now expect operating income of $2.0 to $4.0 million compared to the $6 to $8 million range forecast earlier.

_______________

[1]	As defined by the SEC, the ratio of earnings to fixed charges is "earnings" (the sum of income before taxes and fixed charges) divided by "fixed charges" equal to interest expense, one-third of operating lease rental expense to approximate interest, and amortization of deferred financing costs.

16233 Kenyon Ave, Suite 210 Lakeville MN 55044 952-241-3103 main • 952-898-3571 fax www.aspirityholdings.com

“The second quarter of 2015 was filled with changes for us”, said Tim Krieger, Chairman and CEO. “At the end of May, our Board approved a restructuring of our business, the primary purpose of which is to position us for an initial public offering of our common equity as early as 2017. In order to be successful in reaching this goal, we came to the key conclusions that: a) combining proprietary wholesale trading with retail energy would likely result in a significantly reduced overall valuation, as the market generally assigns little value to trading profits due to their volatility; and b) the cash flows of retail energy and financial services businesses are much more stable than those of trading, as each customer represents a reasonably predictable revenue stream, either of energy sales or interest income. Consequently, to take advantage of these market realities and effect a successful IPO, the Company would need to be restructured”.

Mr. Krieger continued, “The restructuring took on urgency after the commencement by FERC on August 29, 2014 of a regulatory action in PJM, still ongoing, that seeks to retroactively impose new fees - in still to be determined amounts - on trades in the up-to-congestion virtual electricity product. Since the announcement of the proceeding, UTC trading volume has decreased substantially and a number of companies have exited the market. Our Twin Cities Power and Summit Energy subsidiaries are active traders of the PJM UTC product and we had been considering our options for some time, including a sale of the business. Accordingly, on June 1, 2015, we sold TCP and Summit to Angell Energy, LLC for cash and a secured note. We also entered into a software license and administrative services agreement with Angell. The sale partially accomplished our goal of reducing regulatory exposure and earnings volatility due to the wholesale trading business”.

“Also during June and July, we completed major tasks to facilitate the restructuring. We organized three new first-tier subsidiaries, Aspirity Energy, Aspirity Financial, and Krieger Enterprises. Secondly, we transferred our remaining wholesale trading, retail energy, and diversified investments businesses to Enterprises, separating these legacy businesses from the new Aspirity subsidiaries. Finally, we successfully solicited noteholder approval of the transfer of the legacy businesses to our existing owners,” said Mr. Krieger. “This transfer is the last major step in the restructuring which constitutes the disposition of 100% of the equity interests of Enterprises to our common equity owners, thus completing the legal separation of the legacy businesses from the Aspirity companies. Execution of the distribution is subject to the declaration of effectiveness by the SEC of our new S-1 registration statement regarding the sale of our renewable unsecured subordinated notes. We expect this to occur later in 2015. To reflect our new direction and focus, on July 14, we legally changed our name to “Aspirity Holdings LLC.”

“After the disposition of Enterprises, we will have operations in two business segments – retail energy and financial services. We have begun the process of becoming licensed in all 14 jurisdictions that allow choice for all retail customers. We expect most of our licensing processes to be completed by the end of 2015 and that we will be able to offer electricity service to consumers beginning in the 4th quarter of 2015”, said Mr. Krieger.

16233 Kenyon Ave, Suite 210 Lakeville MN 55044 952-241-3103 main • 952-898-3571 fax www.aspirityholdings.com

“Moving on to operations and the quarter’s results, as we continue through 2015, the record cold temperature of the so-called “polar vortex” was a thing of the past. Although many were adversely affected by these events, the exceptional volatility represented an incredible trading opportunity for us in 2014 and we realized record revenue and profitability. 2015 marked a return to more normal weather and trading conditions as shown by the tables that follow. Unfortunately this means that our wholesale trading segment revenues were down by about 60%. The gas market as measured by the Henry Hub price, while down to $2.82/MCF during the first half of 2015 compared to last year’s average for the period of $4.88, did not produce enough volatility to offset the mild weather. The NOAA long term forecasts call for about normal temperatures through October in our key eastern markets, meaning that while we may see some occasional weather-driven trading opportunities this fall, chances for such are not great”, said Mr. Krieger.

	Six Months Ended June 30,
				Increase (decrease)
	Units			This year vs last year		This year vs LTA
	2015	2014	LTA (1)	Units	Percent	Units	Percent
U.S. Weather
Heating degree-days	2,816	2,974	2,664	(158)	-5%	152	6%
Cooling degree-days	470	418	411	52	12%	59	14%
Avg temperature (F)	49.5°F	47.6°F	49.6°F	1.9°F	4%	-0.2°F	0%

Natural Gas
Henry Hub spot price ($/MCF)	2.82	4.88	3.85	(2.06)	-42%	(1.02)	-27%
Working gas in underground storage, Lower 48 states, EIA weekly estimates (BCF)	2,068	1,470	2,129	598	41%	(61)	-3%

_________________________

1 - “LTA” abbreviates long term average. For weather data, the 30 year period is 1984-2013 and for natural gas the 5 year period is 2009-2013.

	Six Months Ended June 30,
			Increase (decrease)
	2015	2014	Units	Percent
Price ($/MWh)
Average	46.97	76.28	(29.32)	-38%
Maximum	237.48	655.75	(418.27)	-64%
Minimum	27.58	37.15	(9.57)	-26%
Standard deviation	26.95	73.43	(46.48)	-63%
Coefficient of variation (stdev ÷ avg)	57%	96%	-39%	-40%

Daily percentage changes
Average	2.7%	4.9%	-2.1%	-43%
Maximum	209.3%	200.3%	9.0%	4%
Minimum	-63.5%	-78.1%	14.7%	-19%
Standard deviation	26.8%	34.7%	-7.8%	-23%

Number of days
Up 10% or more	36	40	(4)	-10%
Between 10% up and 10% down	54	50	4	8%
Down 10% or more	37	37	–	0%

“With respect to our legacy retail business, we had a very nice first half in customer acquisitions and ended the period with 38,500, up 318% from the same time last year. Also, in the first half of 2015, segment revenues increased by over 80% to $13,112,000”, Mr. Krieger concluded.

16233 Kenyon Ave, Suite 210 Lakeville MN 55044 952-241-3103 main • 952-898-3571 fax www.aspirityholdings.com

Key Operating Statistics	For/At Six Months Ended June 30,
(in units unless otherwise indicated)			Increase (decrease)
	2015	2014	Units	Percent
Retail electricity sales ($000s)	13,444	5,127	8,317	162.2%
Wholesale trading revenue, net ($000s)	(332)	2,050	(2,382)	-116.2%
Total segment revenues ($000s)	13,112	7,177	5,935	82.7%
Unit sales (MWh)	147,995	49,130	98,865	201.2%
Weighted average retail price ( /kWh)	8.86	14.61	(5.75)	-39.4%
Customers receiving service, end of period	38,500	9,204	29,296	318.3%

About Aspirity Holdings, LLC

Aspirity Holdings LLC formerly known as Twin Cities Power Holdings, LLC is a Minnesota limited liability company that serves as a holding company and is headquartered at 16233 Kenyon Ave, Suite 210, Lakeville, MN 55044, telephone 952-241-3103. More information about the Company is available at www.aspirityholdings.com.

The Company trades electricity for its own account in wholesale markets regulated by the Federal Energy Regulatory Commission as well as other energy-related derivative contracts on exchanges regulated by the Commodity Futures Trading Commission. The Company also holds retail electricity supplier licenses from the states of Connecticut, Maryland, Massachusetts, New Hampshire, New Jersey, Ohio, Pennsylvania, and Rhode Island. See www.townsquareenergy.com and www.discountenergygroup.com.

While the equity of Aspirity is privately held, our Renewable Unsecured Subordinated Notes are registered with the SEC and may be purchased by residents of California, Colorado, Connecticut, Delaware, Florida, Georgia, Illinois, Indiana, Kansas, Michigan, Minnesota, Mississippi, Missouri, New Jersey, New Mexico, New York, South Dakota, Texas, Utah, Vermont, and Wisconsin. To obtain an investment kit, visit www.aspirityholdings.com. To check our most recent interest rate offerings, visit www.sec.gov, select “Filings”, “Company Filings Search”, enter “ASPIRITY HOLDINGS LLC” in the company name box, and click the Search button. Our most current interest rate offerings are found in the most recent Rule 424(b)(2) prospectus supplement filings.

Forward Looking Statements

This press release contains forward-looking statements. Forward-looking statements can be identified by words such as: "may", "will", "expect", "anticipate", "believe", "estimate" "continue", "predict", or other similar words making reference to future periods, including expectations of current year revenues and operating income. In addition, forward-looking statements include statements regarding our intent, belief, or current expectation about trends affecting the markets in which we participate, our businesses, financial condition, and growth strategies, among other things. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those predicted in forward-looking statements as a result of various factors, including, but not limited to, those set forth in the "Risk Factors" sections of our filings with the Securities and Exchange Commission.

16233 Kenyon Ave, Suite 210 Lakeville MN 55044 952-241-3103 main • 952-898-3571 fax www.aspirityholdings.com

If any of the events described in these "Risk Factors" occur, they could have a material adverse effect on our business, financial condition, and results of operations. When considering forward-looking statements, you should keep these risk factors, as well as the other cautionary statements in our SEC filings, in mind. You should not place undue reliance on any forward-looking statement. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise after the date of this press release.

Non-GAAP Financial Measures

Aspirity’s press releases and other communications may include certain “non-GAAP financial measures”, defined as a numerical measure of a company's financial performance, financial position, or cash flows that excludes, or includes, amounts that are included in, or excluded from, the most directly comparable measure calculated and presented in accordance with GAAP in the company's financial statements.

Non-GAAP financial measures utilized by the Company include presentations of coverage ratios, liquidity measures, and debt-to-equity ratios. The Company’s management believes that these non-GAAP financial measures provide useful information and enables investors and analysts to more accurately compare the Company's ongoing financial performance over the periods presented.

Investor Relations Contact

Wiley H. Sharp III

VP - Finance & CFO, 952-241-3105

This chart shows the level and volatility of PJM West Hub day-ahead power prices for all of 2014 and for 2015 on a year to date basis. Our trading revenues generally correspond to weather- and gas driven volatility or lack thereof. Other factors come into play as well, which might cause revenues to correlate less directly to volatility. Among others, these factors include the size and nature of the trades we may or may not have in place when and if the market moves, as well as the duration of profitable trading opportunities. As you can see, price levels and volatility have decreased in 2015 compared to 2014.

16233 Kenyon Ave, Suite 210 Lakeville MN 55044 952-241-3103 main • 952-898-3571 fax www.aspirityholdings.com

Aspirity Holdings LLC & Subsidiaries

Dollars in thousands	For & at 3 months ended Jun 30	For & at 6 months ended Jun 30,	For & at year ended Dec 31,
2015	2014	2015	2014	2014

Statement of Operations Data
Wholesale trading	$923	$4,305	$11,772	$31,326	$38,612
Retail energy services	8,066	2,227	13,444	5,127	11,229
Diversified investments.	125	–	125	–	–
Net revenue	9,114	6,532	25,341	36,453	49,841

Total costs of revenues & operations.	11,645	6,528	26,460	24,137	43,402
Operating income (loss).	(2,531)	4	(1,119)	12,316	6,440

Interest expense	(905)	(515)	(1,669)	(982)	(2,293)
Interest income	173	43	222	56	143
Other income (expense), net	447	(258)	583	(258)	(510)
Net income (loss)	(2,816)	(726)	(1,983)	11,132	3,779

Preferred distributions	(137)	(137)	(275)	(275)	(549)
Net income (loss) attributable to common	(2,953)	(863)	(2,258)	10,857	3,230

Net income (loss)	(2,816)	(726)	(1,983)	11,132	3,779
Foreign currency translation adjustment	(361)	293	(412)	218	661
Change in fair value of cash flow hedges	(463)	(204)	(22)	(242)	(1,220)
Unrealized gain on marketable securities	(5)	46	7	58	5
Comprehensive income (loss)	$(3,644)	$(590)	$(2,410)	$11,165	$3,226

Ratio of earnings to fixed charges, trailing 12 months	–	–	-1.82	x	–	2.47	x
Ratio of earnings to fixed charges, for period	-1.83	x	-0.26	x	-0.08	x	11.06	x	2.47	x

Balance Sheet Data
Cash - unrestricted	$5,083	$2,976	$2,397
Cash in trading accounts	8,481	17,540	21,100
Trade receivables	5,393	2,122	2,394
Marketable securities	1,081	1,074	312
Other current assets	1,568	419	416
Total current assets	21,605	24,131	26,619
Property, equipment & furnishings, net	747	759	763
Other assets, net	7,496	3,798	4,389
Total assets	$29,848	$28,688	$31,770

Current debt	$14,126	7,152	$8,652
Trade payables	2,897	1,579	1,544
Accrued expenses	4,521	3,183	5,133
Other current liabilities	4	125	583
Total current liabilities	21,547	12,039	15,912
Long term debt	12,969	6,545	10,636
Other liabilities	–	–	2,524
Total liabilities	34,516	18,584	29,072

Series A preferred equity	2,745	2,745	2,745
Common equity	(7,133)	6,625	(194)
Accumulated comprehensive income	(280)	734	147
Total equity	(4,668)	10,104	2,698
Total liabilities & equity	$29,848	$28,688	$31,770

Liquidity, percent of total assets	63.5%	78.9%	81.5%
Debt to total capital ratio	120.8%	57.5%	87.7%
Debt to equity ratio	nm	1.36x	7.15x

16233 Kenyon Ave, Suite 210 Lakeville MN 55044 952-241-3103 main • 952-898-3571 fax www.aspirityholdings.com

This chart shows the level and volatility of PJM West Hub day-ahead power prices for all of 2014 and for 2015 on a year to date basis. Our trading revenues generally correspond to weather- and gas driven volatility or lack thereof. Other factors come into play as well, which might cause revenues to correlate less directly to volatility. Among others, these factors include the size and nature of the trades we may or may not have in place when and if the market moves, as well as the duration of profitable trading opportunities. As you can see, price levels and volatility have decreased in 2015 compared to 2014.